Exhibit 99.1
For Immediate Release
---------------------
Thursday, November 1, 2007


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports Record 2007 Third Quarter and Nine Month Operating Results (unaudited)

Pittsburgh, PA, - Thursday, November 1, 2007 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $1,890,000 or $0.20 per share for the third quarter ended September 30, 2007, a 57% increase over the third quarter 2006 net income of $1,201,000 or $0.13 per share on average basic and diluted shares outstanding of 9,601,779 for both periods. The company also announced unaudited net income of $4,982,000 or $0.52 per share for the nine months ended September 30, 2007, a 33% increase over unaudited net income of $3,756,000 or $0.39 per share for the nine months ended September 30, 2006 on average basic and diluted shares outstanding of 9,601,779 for both periods.

Net sales were $28.0 million for the third quarter 2007, an increase of 15% over the $24.3 million for the third quarter 2006. Net sales for the nine months ended September 30, 2007 were $84.6 million, an 11% increase over the $76.4 million for the nine months ended September 30, 2006.

Richard J. Jarosinski, President and Chief Executive Officer said, "We are very pleased with our overall performance for the quarter and year to date results. The year to date results reflect a solid demand for our products and services from a vibrant rail industry. Our year to date results also reflect well on measures implemented in 2006 concerning cost control and the restructuring of our United Kingdom and Kelsan operations. Our past efforts to restructure as well as a good product mix have contributed to the significant improvements in our gross profit and operating income percentages. It is worth noting that our earnings growth rate surpassed our sales growth rate during the past three and nine month periods."

Mr. Jarosinski continued, "During the quarter, organic growth contributed to the majority of our sales and net income increases. In particular, Salient Systems and our Shipping Systems Division had very strong results this quarter. Salient Systems had a strong demand for the Wheel Impact Load Detector product while the Shipping Systems Division benefited both from the strong demand for automotive products while being supplemented by the Vulcan Chain product line acquisition in October 2006. Our net income increased despite the need to add to the warranty reserve during the quarter for one of our track component product lines. Our backlog at the end of September 2007 is 7% higher than last year despite a slight slowdown in rail traffic in North America during 2007 from the record pace set in 2006."

Mr. Jarosinski concluded, "At the present time, we believe that the capital and maintenance budgets of our customers will not be significantly reduced in the near future. We continue to be optimistic about our future due to the overall financial health of our customer base and the continuing efforts in the rail industry for sustaining growth."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2006 and Form 10-Q for the period ended June 30, 2007 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.




         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (Dollars in thousands, except share and per share data)

                                                             Three Months Ended             Nine Months Ended
                                                               September 30,                  September 30,
                                                       --------------------------------------------------------------
                                                            2007           2006           2007            2006
                                                       --------------------------------------------------------------
                                                                (Unaudited)                    (Unaudited)

    Net sales                                            $   27,998     $   24,282     $   84,572     $   76,369
    Cost of sales                                            18,803         16,639         58,228         53,403
                                                       --------------------------------------------------------------
    Gross profit                                              9,195          7,643         26,344         22,966

    Selling, general and administrative                       5,563          5,524         16,875         16,226
    Amortization expense                                        315            218            924            636
                                                       --------------------------------------------------------------
    Operating income                                          3,317          1,901          8,545          6,104

    Interest expense                                            323            287            947            792
    Other expense, net                                          191            102            289            173
                                                       --------------------------------------------------------------
    Income before income taxes                                2,803          1,512          7,309          5,139
    Provision for income taxes                                  913            311          2,327          1,383
                                                       --------------------------------------------------------------
    Net income                                           $    1,890     $    1,201     $    4,982     $    3,756
                                                       ==============================================================


    Earnings per share
        Basic and diluted                                $     0.20     $     0.13     $     0.52     $     0.39

    Average basic and diluted shares outstanding          9,601,779      9,601,779      9,601,779      9,601,779



         Consolidated Condensed Balance Sheets
         (In thousands)


                                                       September 30,                                  December 31,
                                                           2007                                           2006
                                                     ------------------                             ------------------
                                                        (Unaudited)                                     (Audited)
    Assets
    Current assets                                     $   50,722                                     $     45,793
    Property, plant and equipment, net                     11,294                                           10,403
    Goodwill and other intangibles, net                    47,082                                           44,920
    Other assets                                              792                                              566
                                                     ------------------                             ------------------
        Total assets                                   $  109,890                                     $    101,682
                                                     ==================                             ==================

    Liabilities and Shareholders' Equity
    Current liabilities                                $   25,704                                     $     21,022
    Other liabilities and long-term debt
       obligations                                         25,872                                           27,564
    Shareholders' equity                                   58,314                                           53,096
                                                     ------------------                             ------------------
        Total liabilities and shareholders'
         equity                                        $  109,890                                     $    101,682
                                                     ==================                             ==================

